As filed with the Securities and Exchange Commission on November 4, 1996
                                               Registration No. 333-9809

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.


                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No. 2)


                      HEALTH BUILDERS INTERNATIONAL, INC.
                (Name of small business issuer in its charter)


Delaware    (State or other jurisdiction of incorporation or organization)
5960        (Primary Standard Industrial Classification Code Number)
87-0561634  (I.R.S. Employer Identification No.)


2077 Elderberry Way, Sandy, Utah 84092  (801) 553-8972
(Address and telephone number of principal executive offices and place of business)


L. Dee Hall, 2077 Elderberry Way, Sandy, Utah 84092 (801) 553-8972 (Name, address and telephone number of agent for service)


Copies to:
Thomas G. Kimble & Van L. Butler
THOMAS G. KIMBLE & ASSOCIATES     (801) 531-0066
311 South State Street, Suite 440, Salt Lake City, Utah 84111


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
______________________________________________________________________________
                        CALCULATION OF REGISTRATION FEE

                            (previously submitted)

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section
8(a), may determine.

                           250,000 to 500,000 Shares
                      HEALTH BUILDERS INTERNATIONAL, INC.
                                 Common Stock

      Health Builders International, Inc. (the "Company"), is offering, on a "best efforts, 250,000 shares minimum, 500,000 shares maximum" basis, shares of its $.001 par value common stock, (the "Shares") to the public at a price of $.20 per Share. The offering will be managed by the Company and the Shares will be offered and sold by the officers of the Company, without any discounts or other commissions. Licensed NASD Broker-dealers may also participate and receive a commission of up to 14% of the offering price on sales made by them.

As of the date hereof, there are no plans, proposals, arrangements or understandings with any broker-dealer(s) with respect to participation in the distribution. Proceeds will be deposited no later than noon of the next business day after receipt into an escrow account with Brighton Bank, 311 South State Street, Salt Lake City, Utah 84111, pending receipt of subscriptions for at least $50,000. If subscriptions for a minimum of 250,000 Shares have not been received within 120 days from the date hereof (unless extended by the Company for up to 60 additional days), all proceeds will be promptly refunded to subscribers without interest thereon or deduction therefrom. Subscribers will have no right to return or use of their funds during the offering period, which may last up to 180 days. Officers, directors and current shareholders may purchase Shares in the offering and no limits have been imposed in this regard, but no one has made any commitment to purchase all or any portion of the offering in order to reach the minimum.

      Prior to this offering, there has been no public market for the Shares. The Shares will not be listed on an exchange or quoted on the NASDAQ system upon completion of this offering and there can be no assurance that a market will develop or, if a market should develop, that it will continue. The initial public offering price has been arbitrarily determined by the Company and bears no relationship to assets, shareholders' equity or any other recognized criteria of value.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL AND IMMEDIATE DILUTION AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
------------------------------------------------------------------------------
                                        Price to  Commissions &   Proceeds to
                                        Public(1) Discounts(1)(2) Company (2)
Per Share                                  $.20         $.028         $.172
Total Minimum                            $  50,000     $ 7,000     $  43,000
Total Maximum                            $ 100,000     $14,000     $  86,000
------------------------------------------------------------------------------
(See notes on following page)

      The Shares are being offered by the Company subject to prior sale, receipt and acceptance by the Company, approval of certain matters by counsel, and certain other conditions. The Company reserves the right to withdraw or cancel such offer and reject any order, in whole or in part.

               The date of this Prospectus is           , 1996

(1) The offering price is payable in cash upon subscription. See "Plan of Distribution."

(2) Proceeds to the Company are shown assuming payment of commissions to licensed NASD broker-dealers with respect to all shares sold, but before deducting other offering expenses payable by the Company for legal and accounting fees and printing costs.

                             AVAILABLE INFORMATION

      The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, under the Securities Act of 1933, as amended (the "Securities Act), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both the Company and the Securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Washington, D.C. office upon request and payment of the prescribed fee.

      As of the date of this Prospectus, the Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (The "Exchange Act") and, in accordance therewith, will file reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      Copies of the Company's Annual, Quarterly and other Reports which will be filed by the Company with the Commission commencing with the Quarterly Report for the first quarter ended after the date of this Prospectus (due 45 days after the end of such quarter) will also be available upon request, without charge, by writing Health Builders International, Inc., 2077 Elderberry Way, Sandy, Utah 84092.

UNTIL [90 DAYS AFTER THE DATE OF THIS PROSPECTUS], ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE SECURITIES COMMISSION OR OTHER STATE REGULATORY AUTHORITY, AND NO SUCH REGULATORY AUTHORITY HAS PASSED UPON THE TERMS OF THIS OFFERING OR APPROVED THE MERITS THEREOF. INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THIS OFFERING IN EVALUATING THE MERITS AND RISKS OF THE OFFERING AND MAKING AN INVESTMENT DECISION. THIS PROSPECTUS SHOULD BE READ IN ITS ENTIRETY BY ANY PROSPECTIVE INVESTOR PRIOR TO HIS OR HER INVESTMENT.

                              PROSPECTUS SUMMARY

      This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Prospectus.

                                  The Company

      Health Builders International, Inc. (the "Company") was recently incorporated under the laws of the State of Delaware on July 3, 1996. The Company has not commenced active business operations and is considered a development stage company. The Company was formed to establish a training and distribution center for the development of multi-level marketing networks in the health and nutrition industry, to train and assist people involved in network marketing for various health and nutrition companies in recruiting, and also to provide customized mailing and fax services. The Company's business strategy is to capitalize on the increasing use of multi-level marketing by health and nutrition companies, by providing training services and otherwise assisting people to become successfully involved in multi-level marketing. See "Business."

      The Company's mailing address and telephone number of its principal executive offices are 2077 Elderberry Way, Sandy, Utah 84092. (801) 553-8972.

                                 The Offering

Securities offered

250,000 to 500,000 Shares of Common Stock, $.001 par value ("Common Stock") of the Company. See "Description of Securities".

Offering Price

$.20 Per Share.

Plan of Distribution

The offering will be managed by the Company and the Shares will be offered and sold by the officers of the Company, without any discounts or other commissions. Licensed NASD Broker-dealers may also participate and receive commissions of up to 14% of the offering price on sales made by them.
Offering proceeds will be escrowed pending completion or termination of the offering. The offering will terminate 120 days from the date hereof (or 180 days if extended by the Company for an additional 60 days), and funds held in escrow will be promptly returned to subscribers, without interest thereon or deduction therefrom, unless the offering is completed on or before that date upon receipt of subscriptions for at least the minimum offering amount ($50,000). See "Plan of Distribution."

Escrow Agent

Brighton Bank, 311 South State Street, Salt Lake City, Utah 84111 will serve as escrow agent for receipt of the proceeds from this offering.

Transfer Agent

Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117, (801) 272-9294, has agreed to serve as transfer agent and registrar for the Company's outstanding securities upon completion of the offering.

Securities Outstanding

The Company is authorized to issue up to 50,000,000 shares of Common Stock and presently has 2,000,000 shares of Common Stock issued and outstanding. Upon completion of this offering, if all Shares offered herein are sold, 2,500,000 shares of Common Stock will then be issued and outstanding; 2,250,000 Shares will be issued and outstanding if only the minimum number of Shares offered herein are sold. In addition, the Company is authorized to issue up to 500,000 shares of Preferred Stock in one or more series with such rights and preferences as the Board of Directors may designate. The sole Director has not designated any such series and no preferred shares are presently issued and outstanding.

Risk Factors

The Company is a start up company with no operating history; consequently, an investment in the Company is highly speculative. Investors will suffer substantial dilution in the book value per share of the Common Stock compared to the purchase price. In seeking to implement its proposed business, the Company could incur substantial losses during the development stage, and require additional funding for which it has no commitments. Management has other interests which may conflict with the interests of the Company. Until such time, if ever, that the Company generates sufficient revenue to pay a salary to management, management will not be employed full time and will only devote a minimal amount of time to the affairs of the Company. No person should invest in the Company who cannot afford to risk loss of their entire investment. See "Risk Factors."

                                 RISK FACTORS

      The securities being offered hereby involve a high degree of risk. Prospective investors should carefully consider the following risk factors before investing in the Company.

Risks Inherent in a New Start Up Company

      No Operating History. The Company was only recently incorporated, has no significant assets, no history of operations and is considered to be a development stage enterprise. There is absolutely no assurance that the Company will be able, upon completion of this offering, to successfully implement its proposed business or that it will ever operate profitably.

      Dependence Upon Part Time Management/Business and Time Conflicts. As compared to many other public companies, the Company does not have a depth of managerial and technical personnel. Management has experience as described herein (see "Business" and "Management") with respect to the type of business proposed to be engaged in by the Company, but will not be employed full time. The officers initially anticipate devoting only 10-20% of their time, approximately, to the Company, and are involved with other businesses and have other interests which could give rise to conflicts of interest with respect to the business of and amount of time devoted to the Company. There is no assurance such conflicts will be resolved favorably to the Company. See "Certain Transactions - Conflicts of Interest".

      Limited Liability of Management. The Company has adopted provisions to its Articles of Incorporation and Bylaws which limit the liability of Officers and Directors and provide for indemnification by the Company of Officers and Directors to the full extent permitted by Delaware corporate law, which generally provides that officers and directors shall have no personal liability to a Company or its stockholders for monetary damages for breaches of their fiduciary duties as officers and directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which an officer or director derives an improper personal benefit. Such provisions substantially limit the shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require the Company to indemnify its officers and directors. See "Certain Transactions - Conflicts of Interest".

      No Dividends. The Company does not currently intend to pay cash dividends on its Common Stock and does not anticipate paying such dividends at any time in the foreseeable future. At present, the Company will follow a policy of retaining all of its earnings, if any, to finance development and expansion of its business. See "Dividend Policy."

      Limited Capital/Need for Additional Capital. The Company presently has no significant operating capital and is totally dependent upon receipt of the proceeds of this offering to provide the minimum capital necessary to commence its proposed business. Upon completion of the offering, the amount of capital available to the Company will still be extremely limited, especially if only the minimum amount of the offering is raised. The Company has no commitments for additional cash funding beyond the proceeds expected to be received from this offering. In the event that the proceeds from this offering are not sufficient, the Company may need to seek additional financing from commercial lenders or other sources, for which it presently has no commitments or arrangements.

Risks Related to the Nature of the Proposed Business

      Benefits to Management. All of the officers are presently involved personally or through controlled entities in large multi-level marketing organizations or networks with extensive sales downlines comprising thousands of people who distribute the health and nutrition products of various companies engaged in such business. Management intends to recruit people in these networks as potential trainees and users of the Company's products and services. Management believes that this arrangement will be mutually beneficial to the Company and themselves, in that the Company will benefit from the pool of potential recruits to its services, and these organizations will benefit from any improved marketing effectiveness of its members who use the Company's training and other services.

      Government Regulation. Although the Company itself will not be engaged directly in multi level marketing of health and nutrition products for any company, the multi level marketing and health and nutrition industries are both subject to extensive regulations relating to, inter alia, product claims and marketing methods. As part of the process of training and otherwise assisting others to be effective as multi level marketing representatives, management of the Company must maintain an awareness of applicable regulatory requirements to avoid causing a violation of any such requirements.

Risks Related to the Offering

      Best Efforts Offering/No Firm Commitment. The Shares are offered by the Company on a "best efforts, minimum-maximum basis"; there is no underwriter and no firm commitment from anyone to purchase all or any of the Shares offered. No assurance can be given that all or any of the Shares will be sold. However, escrow provisions have been made to insure that if subscriptions for a minimum of 250,000 Shares are not received within the offering period, plus any extensions, all funds received will be promptly refunded to subscribers, without interest thereon or deduction therefrom. During the offering period, which could last up to 180 days, subscribers will receive no interest on their funds nor have any use or right to return of the funds.

      Continuation of Control by Present Shareholders. Upon completion of this offering, present shareholders will own a majority of the total outstanding securities and will have absolute voting control of the Company. Investors in this offering will have no ability to remove, control or direct such management. Only one third of the outstanding shares is required to constitute a quorum at any stockholders' meeting, and action may be taken by a majority of the voting power present at a meeting, or may be taken without a meeting by written consent of stockholders holding a majority of the total voting power. See "Principal Stockholders" and "Description of Securities."

      Purchases by Affiliates. Officers, directors and current shareholders, which includes all promoters and affiliates of the Company, may purchase Shares in the Offering and no limits have been imposed in this regard, but no one, including such affiliates, has made any commitment, nor indicated they intend, to do so. Purchases by affiliates, if any, may include purchases made in order to reach the minimum offering amount, thereby enabling the offering to close notwithstanding the fact that all the Shares would not be sold to unaffiliated purchasers. Any Shares purchased by affiliates would be subject to certain restrictions on resale.

      Benefits to Present Stockholders/Disproportionate Risks. The present stockholders of the Company, paid $10,000 cash for the 2,000,000 shares of the Company's Common Stock which are presently outstanding. If all 500,000 Shares offered herein are sold, immediately after completion of the offering, present stockholders will still own 80% of the then outstanding Common Stock. Investors in this offering will own the other 20%, for which they will have paid $100,000 cash. If only the minimum number of Shares offered is sold, present stockholders will own of 89% the then outstanding Common Stock. Investors in this offering will own the other 11%, for which they will have paid $50,000 cash. Thus, the cash contributed to capital of the Company by investors in this offering is disproportionately greater than the Common Stock ownership percentage they receive. Present stockholders will benefit from a greater share of the Company if successful, while investors in this offering risk a greater loss of cash invested if the Company is not successful. See "Comparative Data."

      Dilution. Investors in this offering will suffer substantial dilution in the purchase price of the Shares compared to the net tangible book value per share immediately after the offering. See "Dilution."

      Lack of Underwriter Participation. Because the Company has not engaged the services of an Underwriter with respect to this offering, the independent due diligence review of the Company, its affairs and financial condition, which would ordinarily be performed by an underwriter and its legal counsel, has not been performed with respect to the Company and investors will not have the benefit of an underwriter's independent due diligence review.

      Potential Issuance of Additional Common and Preferred Stock. The Company is authorized to issue up to 50,000,000 shares of Common Stock, of which only 2,500,000 shares at most will be issued and outstanding upon completion of this offering. The Board of Directors of the Company will have the ability, without seeking shareholder approval, to issue additional shares of Common Stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional Common Stock in the future will reduce the proportionate ownership and voting power of the Common Stock offered hereby. The Company is also authorized to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board of Directors. Such designations may be made without shareholder approval. The Board of Directors has not designated any series or issued any shares of preferred stock. The designation and issuance of series of preferred stock in the future would create additional securities which would have dividend and liquidation preferences over the Common Stock offered hereby. The foregoing provisions may have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Securities."

      Shares Eligible for Future Sale. All shares of Common Stock presently outstanding are restricted securities and/or securities held by affiliates which are not presently eligible, but may in the future be eligible to sell, pursuant to Rule 144, in any public market that may develop for the Common Stock. Future sales by current shareholders could depress the market prices of the Common Stock in any such market. See "Shares Eligible for Future Sale".

      Arbitrary Determination of Offering Price. The public offering price of the Shares of Common Stock offered hereby was arbitrarily determined by management of the Company and was set at a level substantially in excess of the price recently paid by present shareholders for securities of the same class. The price bears no relationship to the Company's assets, book value, net worth or other economic or recognized criteria of value. In no event should the public offering price be regarded as an indicator of any future market price of the Company's securities.

      No Assurance of a Liquid Public Market for Securities. There has been no public market for the Shares prior to the offering made hereby. The Shares will not be listed on an exchange or quoted on the NASDAQ system upon completion of this offering and there can be no assurance any market will develop for the securities or that if a market does develop, that it will continue. There can also be no assurance as to the depth or liquidity of any market for Common Stock or the prices at which holders may be able to sell the securities. As a result, an investment in the Shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

      Volatility of Stock Prices. In the event a public market does develop for the Shares, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results of the Company and other factors such as investor perceptions of the Company, supply and demand, interest rates, general economic conditions and those specific to the industry, international political conditions, developments with regard to the Company's activities, future financial condition and management.

      Applicability of Penny Stock Risk Disclosure Requirements. The securities of the Company will be considered a "penny stock" as that term is defined in rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in penny stocks must first deliver a risk disclosure document which describes the risks associated with penny stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for penny stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must provide the customer with current inside bid and offer quotations for the penny stock, and information relating to the compensation to the broker-dealers and their associated salespersons. The bid and offer quotations and the broker-dealer and associated salesperson compensation information must be given to the customer orally or in writing prior to effecting transactions and must be given to the customer in writing prior to or concurrently with the customer's confirmation. Broker-dealers must also disclose these restrictions in writing to the customer, obtain the specific written consent of the customer, and provide monthly account statements to the customer. With these restrictions, the likely effect of designation as a penny stock will be to decrease the willingness of broker-dealers to make a market, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases as compared to other securities not so designated. See "Plan of Distribution."

                                   DILUTION

      Dilution is the difference between the public offering price of $.20 per share for the Common Stock offered herein, and the net tangible book value per share of the Common Stock immediately after its purchase. The Company's net tangible book value per share is calculated by subtracting the Company's total liabilities from its total assets less any intangible assets, and then dividing by the number of shares then outstanding.

      The net tangible book value of the Company prior to the offering, based on the July 17, 1996 date of inception financial statements, was $9,000 or approximately $.005 per common share. Prior to selling any shares in this offering, the Company has 2,000,000 shares of Common Stock outstanding, which were purchased by founding shareholders in July, 1996 for $10,000 or $.005 per share. The Company is now offering up to 500,000 shares at $.20 per share.
If all Shares offered herein are sold, the Company will have 2,500,000 shares outstanding upon completion of the offering. The post offering pro forma net tangible book value of the Company, which gives effect to receipt of the net proceeds from the offering (assuming payment of a sales commission on all shares sold) and issuance of the additional Shares of Common Stock in the offering, but does not take into consideration any other changes in the net tangible book value of the Company after July 17, 1996, will be $83,000 or approximately $.033 per share. This would result in dilution to investors in this offering of $.167 per share, or 83.5% from the public offering price of $.20 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.005 prior to the offering to $.033 after the offering, or an increase of $.028 per share attributable to purchase of the Shares by investors in this offering.

      If only the minimum number of Shares is sold, the Company will have 2,250,000 Shares outstanding upon completion of the offering. The post offering pro forma net tangible book value of the Company will be $40,000 or approximately $.018 per share. This would result in dilution to investors in this offering of $.182 per share, or 91% from the public offering price of $.20 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.005 prior to the offering to $.018 after the offering, or an increase of $.013 per share attributable to the purchase of the Shares by investors in this offering.

      The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering and the dilution to persons purchasing Shares based on the foregoing minimum and maximum offering assumptions.

                                                Minimum           Maximum

Public offering price/share                           $.20             $.20

NTBV/share prior to offering                    $.005            $.005

Increase attributable to new investors           .013             .028
                                                -----            -----
Post offering pro forma NTBV/share                     .018             .033
                                                        ----             ----
Dilution                                               $.182            $.167


                               COMPARATIVE DATA

      The following charts illustrate the pro forma proportionate ownership in the Company, upon completion of the offering under alternative minimum and maximum offering assumptions, of present stockholders and of investors in this offering, compared to the relative amounts paid and contributed to capital of the Company by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.


MINIMUM OFFERING     Shares Owned Percent Cash Paid Percent Per share

Present Shareholders   2,000,000    89%    $ 10,000  16.7%   $0.005

New Investors            250,000    11%    $ 50,000  83.3%   $0.20


MAXIMUM OFFERING     Shares Owned Percent Cash Paid Percent Per share

Present Shareholders   2,000,000    80%    $ 10,000    9%    $0.005

New Investors            500,000    20%    $100,000   91%    $0.20


                                USE OF PROCEEDS

      The net proceeds to the Company from the sale of the 250,000 to 500,000 Shares offered hereby at a public offering price of $.20 per Share will vary depending upon the total number of Shares sold and the amount of any commissions paid to licensed NASD broker-dealers in connection with such sales. Regardless of the amount of any commissions paid, the Company also expects to incur other offering expenses estimated at $12,000 for legal, accounting, printing and other costs in connection with the offering. The following table sets forth gross and net proceeds, alternatively under the minimum and maximum offering, assuming that commissions are paid with respect to all sales, and management's present estimate of the allocation and prioritization of net proceeds expected to be received from this offering. Actual receipts and expenditures may vary from these estimates. Pending use, the Company will invest the net proceeds in investment-grade, short-term, interest bearing securities.

                                        Minimum Offering  Maximum Offering

Gross Proceeds                               $ 50,000           $100,000

Commissions (1)                                 7,000             14,000

Other Offering Expenses (2)                    12,000             12,000

NET OFFERING PROCEEDS                        $ 31,000           $ 74,000

Compensation (3)                             $ 18,000           $ 36,000

Office Equipment (4)                            2,000              2,000

Operating Expenses & Working Capital (5)       11,000             36,000

TOTAL                                        $ 31,000           $ 74,000

(1) The foregoing amount assumes payment of sales commissions with respect to all Shares sold. The Company will pay a commission of up to 14% of the offering price to any licensed NASD Broker-dealers who participate in the offering, but only with respect to sales made by them. To the extent that sales are made by the officers of the Company without the payment of any sales commission or discount, the amount allocated above for the payment of commissions will be reallocated and used as additional working capital for the Company's operations.

(2) Regardless of the number of Shares sold in the offering and the amount of any commissions paid, the Company will incur other offering expenses for legal and accounting fees and costs, printing and transfer agent costs, filing fees, etc.

(3) Although management will not receive any regular salary or wage initially, the Company intends to hire a full time secretary, a part time manager and other part time help, and anticipates incurring approximately $1,500 per month in payroll costs. The amount allocated would cover such expenses for approximately one to two years, depending on the total amount raised in the offering.

(4) The Company intends to acquire various office equipment, including copy, fax and postage and other machines.

(5) The Company anticipates incurring approximately $1,000 to $1,250 per month in operating expenses for phone, postage, advertising, travel and office supplies.

                        MANAGEMENT'S PLAN OF OPERATION

      The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes associated with them contained elsewhere in this prospectus.

Plan of Operations.

      The Company was only recently incorporated on July 3, 1996. The Company has not commenced planned principal operations and is considered a development stage company. The Company has no significant assets, no active business operations nor any results therefrom. To date, activities have been limited to organizational matters and the preparation and filing of the registration statement of which this prospectus is a part.

      Management's plan of operation for the next twelve months is first to raise funds from this offering. If the offering is successful, the Company intends to use the proceeds primarily to acquire office equipment, hire employees and cover the payroll costs and otherwise provide operating capital during the start up period of operations until the Company can begin generating revenues from operations to thereafter cover ongoing expenses. The Company is totally dependent upon the successful completion of this offering and receipt of at least the minimum amount of proceeds therefrom, of which there is no assurance, for the ability to commence its intended business operations.

      Inasmuch as there is no assurance that this offering will be successful and that the Company will receive any net proceeds therefrom, the Company has not entered into any contractual commitments and will not do so unless and until the offering is completed. Therefore there is absolutely no assurance that the Company will be able, with the proceeds of this offering, to successfully commence proposed business operations. At this time, no assurances can be given with respect to the timing of commencement of operations or the length of time after commencement that it will be necessary to fund operations from proceeds of this offering.

      Depending on the total amount raised in the offering, management believes that the net proceeds from the offering will provide working capital for one to two years after commencement of operations, during which time management anticipates that the Company will begin generating sufficient revenues to cover ongoing expenses. However, there is absolutely no assurance of this. If the Company is unsuccessful, investors will have lost their money and management will not attempt to pursue further efforts with respect to such business, and it is unlikely the Company would have the financial ability to do so in any event. Instead management will call a shareholders meeting to decide whether to liquidate the Company or what direction the Company will
pursue, if any.   However, the Company presently has no plans, commitments or arrangements with respect to any other potential business venture and there is no assurance the Company could become involved with any other business venture, especially any business venture requiring significant capital.

                                   BUSINESS

History of the Company

      Health Builders International, Inc. (the "Company") was recently incorporated under the laws of the State of Delaware on July 3, 1996. The Company has not commenced business operations and is considered a development stage company. To date, activities have been limited to organizational matters and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of the Company, the founding shareholders of the Company contributed an aggregate of $10,000 cash to capitalize the Company in exchange for 2,000,000 shares of Common Stock. The Company has no significant assets, and is totally dependent upon the successful completion of this offering and receipt of the proceeds therefrom, of which there is no assurance, for the ability to commence its proposed business operations.

Proposed Business of the Company

      The Company was formed for the purpose of engaging in the business of providing training and other related services for multi level marketing representatives. The Company was formed to establish a training and distribution center for the development of multi-level marketing networks in the health and nutrition industry, to train and assist people involved in network marketing for various health and nutrition companies in recruiting, and also to provide customized mailing and fax services.

      The terms "multi level marketing" and "multi level marketing networks" refers to the type of marketing plan or system in which products are purchased from distributors, consultants or other authorized representatives of the products, and the purchasers or consumers of such products are permitted and encouraged to also become marketing representatives themselves, and solicit and recruit others to not only purchase the products but become marketing representatives, thus creating multiple layers or levels of marketing representatives in a network. This is also sometimes referred to as "network marketing." "Multi level marketing organizations" refers to companies, individuals and other entities and the networks thereof that are engaged in marketing products by use of such methods.

      The individual members of management of the Company are all involved in multi level marketing organizations, as distributors for various companies in the health and nutrition industry, which market their products through multi level or network marketing. Based on their experience with multi level marketing, management believes that a substantial need exists for training of multi level marketing representatives or distributors and potential recruits, to show them how to be more effective in recruiting others to become consumers and distributors of the products, and also to provide customized mailing and fax services to assist marketing representatives to recruit others on a mass solicitation basis.

      Management believes that some of the best companies within the multi level marketing industry are companies involved in the health and nutrition industry, taking advantage of the health wave that is taking place in North America. Management believes that the multi level marketing system is ideally suited to marketing health and nutrition products because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, most if not all of whom are also users of the products being marketed. The Company's business strategy is to capitalize on the increasing use of multi-level marketing by health and nutrition companies, by providing training services and otherwise assisting people to become successfully involved in multi-level marketing.

Marketing Methods

      Management intends to market the proposed products and services to be provided by the Company primarily to the distributors and other multi level marketing representatives in the sales downlines of the multi level marketing organizations which the members of management are affiliated with. Based on the number of marketing representatives currently in all the organizations which the individual members of management are affiliated with, this represents a pool of potential trainees and users of the services of the Company in excess of fifteen thousand people.

      The multi level marketing companies engaged in marketing health and nutrition products in which the members of management have distributorship organizations or are otherwise affiliated with include the following organizations: Body Wise International, Inc., a company in which Mr. Hall and his wife have a large distributorship organization with a sales downline comprising approximately 13,000 other distributors, which generates annual revenues of about $10 million; USANA, Inc., a company in which Mr. Hatch holds a distributorship organization with annual revenues of approximately $300,000 and a sales downline comprising approximately 8,000 other distributors; and Rexall Showcase, a multi level company in which Mr. Blackley holds a distributorship with a downline organization comprising approximately 50 other distributors. There are no formal or informal arrangements or agreements with Body Wise International, Inc., USANA, Inc., or Rexall Showcase to facilitate or complement the Company's business plan. Body Wise International, Inc. has its own line of twelve health, nutrition and athletic performance products. USANA, Inc. distributes its own line of 15-20 products related to health, nutrition and cosmetics. Rexall Showcase distributes its own line of over 100 products relating to health, nutrition, beauty aids, and other over the counter products.

      Management intends to direct its recruiting efforts on behalf of the Company toward this group of people, and will make them aware of the products and services of the Company through the personal, telephone, mailing and other contacts that regularly occur in the course of the multi level marketing conducted through these organizations. Management will use the opportunity of these contacts to solicit such persons on behalf of the Company to use the Company's products and services.

      Management believes that this arrangement will be mutually beneficial to the Company and themselves, in that the Company will benefit from the pool of potential recruits to its services, and these organizations will benefit from any improved marketing effectiveness of its members who use the Company's training and other services.

Products and Services

      An individual may join any one or more of the multi level marketing organizations sponsored by the members of management of the Company. This process usually consists of filling out an application form and paying an initial sign up fee. The purpose of the application is to create a written document which will, upon acceptance thereof, constitute a written contract outlining and defining the terms of the distributorship arrangement, and also to provide information for recordkeeping purposes. The initial fees vary from company to company and are usually intended to cover the nominal administrative cost of processing the application as well as the costs of sales kits or other promotional materials given to the person. Sales kits typically contain video and audio tape training materials, brochures and other printed materials with information about the products being sold, product pricing and ordering information, order forms, and information on being a sponsor or distributor. Sometimes fees may also be paid to purchase initial quantities of product from whatever multi level marketing company the applicant is going to sponsor or distribute the products of. Once an individual has joined, management will solicit such person to take advantage of the services to be provided by the Company, to help them succeed in multi level marketing by providing the following services:

      1. The Company has designed direct mail programs for each of the health and nutrition companies that the members of management are affiliated with as distributors. Each new member will be asked to provide a list of 50 to 100 names of acquaintances that the Company will mail an information package to. This can be done with or without using the name of the new member. The information packages will consist of at least a cover letter and a brochure, and may also consist of an audio and/or videotape.

      2. The Company will provide a voice mail system that the individuals receiving the information package will asked be to respond to. When they call the toll free number for additional information, they will hear a recorded message from a successful leader in that particular company. They will hear information about the products of that particular company and its associated multi level marketing program.
      The message will help them to understand the potential of true financial and time freedom that can be realized in the multi level marketing program that exists in that particular company, through becoming a distributor, sponsoring others as distributors and establishing a sizeable downline organization of distributors sponsored by or through them, that will generate substantial monthly revenues from product sales and pay the sponsoring distributor a portion of such revenues as income, typically ranging from 5% to 20% of product sales. They will then be asked to leave their name and phone number in order for someone to contact them personally.

      3. The Company will provide a fax on demand service that will also be made available to the contacts to receive additional information about the Company.

      4. After the initial information package has been sent and the screening process has taken place, the new member will then be contacted with the names of acquaintances who have responded positively and are seriously interested in the opportunity.

      5. The members of management will then make themselves available to help the new member contact those who have expressed an interest, on a 3 way conference call or in some instances in person, to solicit them to join the multi level marketing organization downline from the new member.

      6. The members of management will also provide weekly and monthly training seminars that will help the members learn how to motivate and work with their downline organizations (i.e., the distributors sponsored by or through them) as they are developing. These will be hands on seminars taught by people who have actually succeeded financially in the multi level marketing industry by developing sizeable downline organizations. The seminars will provide general information on how to develop motivational skills and skill in working with people to maintain and motivate a downline organization. Initially, these seminars will be held at the Company's address, but may in the future be scheduled at various other locations.

      7. The Company will also provide direct mail services for any type of promotion that members may want to use as their organizations mature.

      8. Computer profiling, metabolic profiles, fat testing and support groups will also be made available by or through the Company.

      Management presently intends to charge an annual membership fee of $49.95 to register and actively use the training and other services of the Company on an ongoing basis. The annual fee will be collected each year on the anniversary date of the client's initial sign up. If a person is also signing up as a new member of a multi level marketing organization at the same time, fees ranging from $40 to $100 approximately, may also be incurred to the multi level marketing company that the person joins. Other charges by the Company will be for the mass mailings, fax and other services provided by the Company, which will be charged for on an as used basis. Fees will be set in amounts necessary to recover the actual cost of materials and postage incurred for such services plus a profit of 10%-20% to the Company. There will also be additional fees charged for computer profiling, metabolic profiles and counseling, fat testing, and ongoing support group participation for specific health concerns. and weight management.


Government Regulation.

      Although the Company itself will not be engaged directly in multi level marketing of health and nutrition products for any company, the Company's business is directly related to and dependent on both the multi level marketing and health and nutrition industries, which are both subject to extensive regulations relating to, inter alia, product claims and marketing methods. As part of the process of training and otherwise assisting others to be effective as multi level marketing representatives, management of the Company must maintain an awareness of applicable regulatory requirements to avoid causing a violation of any such requirements.

      Multi Level Marketing. The multi level marketing system is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies as well as regulations in foreign markets administered by foreign agencies. Regulations applicable to multi level marketing organizations have a general purpose of ensuring that solicitation emphasizes product sales and that product sales are ultimately made to retail consumers (as opposed to other distributors) who consume the products, and that advancement within the multi level marketing structure is based on sales of the products rather than investments in the organizations or other non-retail sales related criteria. For instance, in certain jurisdictions there may be limits on the extent to which distributors may earn royalties on sales generated by distributors or consumers who were not directly sponsored by that distributor. Furthermore, many if not most jurisdictions have various statutes or regulations prescribing, proscribing or otherwise regulating various consumer sales practices. For instance, most states prohibit so called pyramid schemes, which are generally defined as sales programs in which payments are made or other consideration given in exchange for compensation or the right to receive compensation which is derived primarily from the introduction and recruiting of other persons into the program rather than from the sale of goods and services. In some instances, the emphasis placed in solicitation efforts and other marketing methods employed by distributors, including persons the Company trains or otherwise assists, could influence regulatory determinations of whether such regulatory requirements have been complied with.

      Product Claims and Advertising. Advertisements and claims made with respect to products, whether made by a multi level marketing company itself or by the multi level marketing distributors, are strictly regulated. With respect to health and nutrition companies, the products offered by such companies are generally formulated using only herbal or other natural ingredients classified by regulatory agencies such as the Food and Drug Administration as being safe for consumption without further pre-market clinical testing. A principal focus of regulations applicable to such products is to generally prohibit the making of therapeutic claims. The making of impermissible therapeutic claims by distributors, including persons the Company trains or otherwise assists, could result in reclassification subjecting products to stricter regulations, or other sanctions.

Physical Facilities and Employees

      The Company presently has no office facilities but for the time being will use the home office facilities of Dee Hall, its President, in Sandy, Utah, on a rent free basis as its principal place of business. The Company will reimburse the officers and employees for any additional, out of pocket expenses reasonably and actually incurred on behalf of the Company.
Management does not intend to seek other office arrangements immediately upon completion of the offering, but will seek such arrangements at such time in the future as the Company's business requires more extensive facilities, which is not anticipated in the immediate future. The Company may use a portion of the proceeds of this offering for such purpose, if and as needed.

      The Company presently has no salaried employees, but upon completion of the offering management anticipates the need to hire employees, including a full time secretary, part time Manager and other part time help. The part time manager will hire and supervise other employees, as needed, and will design, supervise and be responsible for the mailings and follow up systems of the Company as well as the administrative aspects of day to day operations, including accounting and recordkeeping functions. The officers of the Company will not be employed full time initially and will not receive a regular salary, wage or other cash compensation for their time, unless and until the Company's business operations develop to the point where a full time or other extensive time commitment is required.

                                  MANAGEMENT

Executive Officers, Directors and Significant Employees

      The following table sets forth the directors and executive officers of the Company, their ages, term served and all offices and positions with the Company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

Name of Director  Age  Term Served      Positions with Company

L. Dee Hall        51  Since inception  President, Treasurer & Director

Glen Hatch         60  Since inception  Vice President

Robert Blackley    60  Since inception  Secretary

      These individuals will serve as management of the Company. A brief description of their background and business experience is as follows:

      L. Dee Hall will serve as President, Treasurer and Director of the Company. He and his wife have been involved in network marketing for the past eight years, and have built multi-level marketing organizations in NuSkin International, Brite Music (Dee was National Sales Manager for Brite) and Body Wise International. They currently have a sales downline for over 13,000 people in Body Wise and Dee is a member of the Body Wise Executive Leadership Council. Their organization generated over $500,000 in revenues last year.

      Glen Hatch will serve as Vice President of the Company. He has been involved in direct sales for over 20 years and has established many successful sales organizations. He is currently the President of Camper World, Inc. Camper World is a membership organization that owns and maintains numerous RV campground sites in the Western U.S. that are available for use by members.
He also has a large marketing organization in USANA, INC. and is a member of the USANA top ten (i.e. one of the top ten distributors in the entire USANA multi level marketing network, which has in excess of 100,000 distributors).

      Robert Blackley will serve as Secretary of the Company. He and his wife have built successful marketing organizations in NuSkin International, Santa Rosa Gold, Accelerated Financial and Body Wise, and have also been involved in real estate development for over ten years. They are currently directors in Rexall Showcase.

      The directors hold no directorships in any other companies subject to the reporting requirements of the Securities Exchange Act of 1934.

Executive Compensation

      The Company was only recently incorporated, has not yet commenced planned operations and has not paid any compensation to its executive officers or director to date.

      Proposed Compensation. The officers of the Company will not be employed full time initially and will not receive a regular salary, wage or other cash compensation for their time, unless and until the Company's business operations develop to the point where a full time or other extensive time commitment is required. The officers will be entitled to reimbursement of any out of pocket expenses reasonably and actually incurred on behalf of the Company.

                             CERTAIN TRANSACTIONS

      In connection with the organization of the Company, its founding shareholders paid an aggregate of $10,000 cash to purchase 2,000,000 shares of Common Stock of the Company. See "Principal Shareholders."

      It is contemplated that the Company may enter into certain transactions with officers, directors or affiliates of the Company which may involve conflicts of interest in that they will not be arms' length transactions. These transactions include the following:

      The Company presently has no office facilities but for the time being will use as its business address the home of Dee Hall on a rent free basis, until such time as the business operations of the Company may require more extensive facilities and the Company has the financial ability to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to the Company on such a basis for any specific length of time.

      The Company has no formal written employment agreement or other contracts with its officers, and there is no assurance that the services to be provided by them, and facilities to be provided by Mr. Hall, will be available for any specific length of time in the future. Mr. Hall anticipates initially devoting up to approximately 20% of his time to the affairs of the Company, and the other officers intend to devote approximately 5% of their time to the Company. If and when the business operations of the Company increase and a more extensive time commitment is needed, Mr. Hall and the other officers are prepared to devote more time to the Company, in the event that becomes necessary. The amounts of compensation and other terms of any full time employment arrangements with the Company would be determined if and when such arrangements become necessary.

      All of the officers are presently involved personally or through controlled entities in large multi-level marketing organizations or networks with extensive sales downlines comprising thousands of people who distribute the health and nutrition products of various companies engaged in such business. See "Business - Marketing Methods." Management intends to recruit people in these networks as potential trainees and users of the Company's products and services. Management believes that this arrangement will be mutually beneficial to the Company and themselves, in that the Company will benefit from the pool of potential recruits to its services, and these organizations will benefit from any improved marketing effectiveness of its members who use the Company's training and other services.

Conflicts of Interest

      Other than as described herein the Company is not expected to have significant further dealings with affiliates. However, if there are such dealings the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with an unrelated third person. Presently no officer or director of the Company has any transactions which they contemplate entering into with the Company, aside from the matters described herein.

      Management will attempt to resolve any conflicts of interest that may arise in favor of the Company. Failure to do so could result in fiduciary liability to management.

Indemnification and Limitation of Liability

      The general corporation law of Delaware permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors and officers for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director or officer derives an improper personal benefit. The Company's by-laws indemnify its officers and directors to the full extent permitted by Delaware law. The by-laws with these exceptions eliminate any personal liability of an officer or director to the Company or its shareholders for monetary damages for the breach of fiduciary duty and therefore an officer or director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his or her fiduciary duties. The Company's Articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Delaware law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he or she successfully defends himself or herself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                            PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock with respect to each director of the Company, each person known to the Company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of the Company as a group:

                           Title    Amount and Nature of  Percent   % After
Name and Address          of Class  Beneficial Ownership  of Class  Offering

L. Dee Hall                Common       900,000 shares      45%       36%
2077 Elderberry Way
Sandy, UT 84092

Glen Hatch                 Common       200,000 shares      10%        8%
263 E. 3900 S.
Salt Lake City, UT 84107

Robert Blackley            Common       200,000 shares      10%        8%
263 E. 3900 S.
Salt Lake City, UT 84107

All officers and directors Common     1,300,000 shares      65%       52%
as a group (3 persons)

Reed Jensen                Common       700,000 shares      35%       28%
4348 Butternut Road
Salt Lake City, UT 84124

      Prior to the sale of any Shares in this offering, these individuals are the only shareholders of the Company. After offering percentages are calculated assuming sale of all Shares in this offering. The foregoing amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership. See "Certain Transactions."

                           DESCRIPTION OF SECURITIES

      The following statements are qualified in their entirety by reference to the detailed provisions of the Company's Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request. The Shares registered pursuant to the registration statement of which this prospectus is a part are shares of Common Stock, all of the same class and entitled to the same rights and privileges as all other shares of Common Stock.

Common Stock

      The Company is presently authorized to issue 50,000,000 shares of $.001 par value Common Stock. The holders of common stock, including the Shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

      The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance of the Shares offered hereby. The shares of Common Stock issuable on completion of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable. During the pendency of the offering, subscribers will have no rights as stockholders of the Company until the offering has been completed and the Shares have been issued to them.

Preferred Stock

      The Company is also presently authorized to issue 500,000 shares of $.001 par value Preferred Stock. Under the Company's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock. The Board of Directors effects a designation of each series of Preferred Stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from the Company.

Transfer Agent

      Interwest Transfer Co., Inc. 1981 East 4800 South, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117, (801) 272-9294, has agreed to serve as transfer agent and registrar for the Company's outstanding securities upon completion of the offering.

Dividend Policy

      The Company has not previously paid any cash dividends on Common Stock and does not anticipate or contemplate paying dividends on Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. There is no assurance that the Company will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by State laws. Under Delaware corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

                        SHARES ELIGIBLE FOR FUTURE SALE

      All 2,000,000 shares of Common Stock currently outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, in that such shares were issued and sold by the Company without registration, in private transactions not involving a public offering, and/or are securities held by affiliates. Although such restricted and affiliate securities are not presently tradeable in any public market which may develop for the Common Stock, such securities may in the future be publicly sold into any such market, if such a market should develop, in accordance with the provisions of Rule 144. In general, under Rule 144 as currently in effect, a nonaffiliated person (or group of persons whose share are aggregated), can sell restricted securities, and affiliates of the Company can sell restricted and other securities, in amounts that do not exceed within any three-month period, the greater of 1% of the total number of outstanding shares of the same class, or (if the Stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least two years have elapsed since the restricted securities being sold were acquired from the Company or any affiliate of the Company, and provided further that certain other conditions are also satisfied. If at least three years have elapsed since restricted securities were acquired from the Company or an affiliate of the Company, a person who has not been an affiliate of the Company for at least three months is entitled to sell such restricted shares under Rule 144 without regard to any limitations on the amount.

                             PLAN OF DISTRIBUTION

      The Company is offering up to 500,000 Shares of its $.001 par value Common Stock to the public on a "best efforts, 250,000 shares minimum, 500,000 shares maximum" basis, at a price of $.20 per share. The offering will be managed by the Company without an underwriter. The Company may enter into agreements with securities broker-dealers who are members of the National Association of Securities Dealers, Inc. (NASD), whereby these broker-dealers will be involved in the sale of the Shares and will be paid a commission by the Company of up to 14% of the offering price of the Shares sold by them. There are presently no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of the Shares. If the Company enters into any agreements with broker-dealers, it intends to amend the registration statement to update this prospectus and identify the broker-dealers that become involved in the selling effort. In addition, the Shares will be offered and sold by the officers of the Company, who will receive no sales commissions or other compensation in connection with the offering, except for reimbursement of expenses actually incurred on behalf of the Company in connection with such activities. This will not involve any reallocations between NASD members and non-members. The Company will not compensate its officers for sale of securities hereunder but may pay a finders fee to other persons who introduce investors, where no sales commission is paid and such payment is permitted under applicable state law. Any such fees paid to finders will be in set amounts to be negotiated but will not exceed the amount of commission that could have been paid. Any sales made by officers or anyone associated with the Company will comply with the provisions of Rule 3a4-1 promulgated by the Securities and Exchange Commission, in that no person associated with the Company and involved in the offer or sale of securities is or will be an associated person of a broker or dealer or subject to any statutory disqualification as defined in Section 3(a)(39) of the Securities Act, nor will any such person be compensated in connection with his participation in the offering. Each such person will perform substantial duties for the Company otherwise than in connection with the offering and/or will limit his participation in the offering to distributing this prospectus or other written communication (the content of which will be approved by an officer or director of the Company) by mail or other means that does not involve oral solicitation, responding to inquiries of prospective purchasers with information contained herein and performing ministerial and clerical work involved in effecting sales transactions.

      There is no assurance that all or any of the Shares will be sold. If the Company fails to receive subscriptions for a minimum of 250,000 Shares within 120 days from the date of this Prospectus (or 180 days if extended by the Company), the offering will be terminated and any subscription payments received will be promptly refunded within 5 days to subscribers, without any deduction therefrom or any interest thereon. If subscriptions for at least the minimum amount are received within such period, funds will not be returned to investors and the Company may continue the offering until such periods expires or subscriptions for all 500,000 Shares have been received, whichever occurs first. All subscription payments should be made payable to Brighton Bank as Escrow Agent for the Company. The Company and any participating broker-dealers will mail or otherwise forward all subscription payments received, by noon of the next business day following receipt, to Brighton Bank at 311 South State Street, Salt Lake City, Utah 84111 for deposit into the escrow account being maintained by Brighton Bank as escrow agent for the Company, pending receipt of subscriptions for at least a minimum of 250,000 Shares or expiration of the offering period, whichever occurs first. Subscription payments will only be disbursed from the escrow account to the Company if at least 250,000 Shares are sold, or if not sold, for the purpose of refunding subscription payments to the subscribers. Subscribers will have no right to return or use of their funds during the offering period, which may last up to 180 days.

                                 LEGAL MATTERS

      To the knowledge of management, there is no material litigation pending or threatened against the Company. The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Thomas G. Kimble & Associates, Salt Lake City, Utah.

                                    EXPERTS

      The consolidated financial statements of Health Builders International, Inc. as of July 3, 1996, included in this Prospectus have been examined by Pritchett, Siler & Hardy, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

               HEALTH BUILDERS INTERNATIONAL, INC.
                  [A Development Stage Company]

                      FINANCIAL STATEMENTS

                          JULY 17, 1996

























                 PRITCHETT, SILER & HARDY, P.C.
                  CERTIFIED PUBLIC ACCOUNTANTS

               HEALTH BUILDERS INTERNATIONAL, INC.
                  [A Development Stage Company]




                            CONTENTS

                                                          PAGE

        _  Independent Auditors' Report                     1


        _  Balance Sheet, July 17, 1996                     2


        _  Statement of Operations, from inception
             on July 3, 1996 through July 17, 1996          3


        _  Statement of Stockholders' Equity,
             from inception on July 3, 1996 through
             July 17, 1996                                  4


        _  Statement of Cash Flows, from inception
             on July 3, 1996 through July 17, 1996          5


        _  Notes to Financial Statements                6 - 7

                 PRITCHETT, SILER & HARDY, P.C.
                      430 EAST 400 SOUTH
                   SALT LAKE CITY, UTAH 84111
                         (801) 328-2727


                  INDEPENDENT AUDITORS' REPORT



Board of Directors
HEALTH BUILDERS INTERNATIONAL, INC.
Sandy, Utah

We have audited the accompanying balance sheet of Health Builders International, Inc. [a development stage company] at July 17, 1996, and the related statements of operations, stockholders' equity and cash flows from inception on July 3, 1996 through July 17, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Health Builders International, Inc. as of July 17, 1996, and the results of its operations and its cash flows for the period from inception through July 17, 1996, in conformity with generally accepted accounting principles.


/s/ PRITCHETT, SILER & HARDY, P.C.
PRITCHETT, SILER & HARDY, P.C.

July 23, 1996

               HEALTH BUILDERS INTERNATIONAL, INC.
                  [A Development Stage Company]

                          BALANCE SHEET



                             ASSETS


                                                        July 17,
                                                          1996
                                                    _____________
CURRENT ASSETS:
  Cash in bank                                        $   9,000

ORGANIZATION COSTS, net                                   1,000
                                                     ___________
                                                      $  10,000
                                                     ___________


              LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable                                    $       -
                                                      ___________
        Total Current Liabilities                             -
                                                      ___________

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
   500,000 shares authorized,
   no shares issued and outstanding                           -
  Common stock, $.001 par value,
   50,000,000 shares authorized,
   2,000,000 shares issued and
   outstanding                                            2,000
  Capital in excess of par value                          8,000
  Deficit accumulated during the
    development stage                                         -
                                                      ___________
        Total Stockholders' Equity                       10,000
                                                      ___________
                                                      $  10,000
                                                      ___________







  The accompanying notes are an integral part of this financial statement.

               HEALTH BUILDERS INTERNATIONAL, INC.
                  [A Development Stage Company]


                     STATEMENT OF OPERATIONS



                                             From Inception
                                              on July 3,
                                              1996 Through
                                             July 17, 1996
                                           _________________

REVENUE                                          $      -
                                             _____________

EXPENSES                                                -
                                             _____________

LOSS BEFORE INCOME TAXES                                -

CURRENT TAX EXPENSE                                     -

DEFERRED TAX EXPENSE                                    -
                                             _____________

NET LOSS                                         $      -
                                             _____________

LOSS PER COMMON SHARE                            $    (.00)
                                             _____________








  The accompanying notes are an integral part of this financial statement.

               HEALTH BUILDERS INTERNATIONAL, INC.
                  [A Development Stage Company]

                STATEMENT OF STOCKHOLDERS' EQUITY

           FROM THE DATE OF INCEPTION ON JULY 3, 1996

                      THROUGH JULY 17, 1996

                                                                    Deficit
                                                                   Accumulated
                         Preferred Stock   Common Stock  Capital in  During
the
                        ________________ ______________  Excess of
Development
                          Shares Amount    Shares Amount Par Value    Stage
                        ________ _______ ________ ______ __________
____________
BALANCE, July 3, 1996      -     $    -       -   $    -  $    -    $     -

Issuance of 2,000,000
  shares common stock
  for cash, July 17,
  1996 at $.005 per
  share                    -          -  2,000,000  2,000     8,000       -

Net loss for the
  period ended
  July 17, 1996              -        -        -        -       -         -
                       _______ ___________ _______ _______ _________
___________
BALANCE, July 17, 1996      -    $-      2,000,000  $2,000  $8,000  $    -
                       _______ ___________ _______ _______ _________
___________














  The accompanying notes are an integral part of this financial statement.

               HEALTH BUILDERS INTERNATIONAL, INC.
                  [A Development Stage Company]

                     STATEMENT OF CASH FLOWS

                                             From Inception
                                               on July 3,
                                              1996 Through
                                              July 17, 1996
                                           __________________
Cash Flows to Operating
  Activities:
  Net loss                                       $       -
  Adjustments to reconcile net
    loss  to net cash used by
    operating activities:
     Non-cash expenses                                   -
                                             ________________
        Net Cash Flows to Operating
          Activities                                     -
                                             ________________
Cash Flows to Investing Activities                       -
  Payments for organization costs                   (1,000)
                                             ________________
        Net Cash to Investing Activities            (1,000)
                                             ________________
Cash Flows from Financing
  Activities:
  Proceeds from common stock issuance               10,000
                                            ________________
        Net Cash from Financing
          Activities                                10,000
                                            ________________
Net Cash Flow Activity                               9,000

Cash at Beginning of Period                              -
                                            ________________
Cash at End of Period                             $  9,000
                                            ________________

Supplemental Disclosures of Cash Flow information:
  Cash paid during the period for:
    Interest                                    $        -
    Income taxes                                $        -

Supplemental schedule of Noncash Investing and Financing
Activities:
  For the period ended July 17, 1996:
     None





  The accompanying notes are an integral part of this financial statement.

              HEALTH BUILDERS INTERNATIONAL, INC.
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - The Company was organized under the laws of the State of Delaware on July 3, 1996. The Company has not commenced planned principal operations and is considered a development stage company as defined in SFAS No. 7. The Company is planning to engage in the business of establishing a training and distribution center for the development of multi-level marketing networks in the health and nutrition industry, to train and assist people involved in network marketing for various health and nutrition companies in recruiting, and also to provide customized mailing and fax services. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

  Organization Costs - The Company is amortizing its organization costs, which reflect amounts expended to organize the Company, over sixty [60] months using the straight line method.

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented.

  Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

NOTE 2 - CAPITAL STOCK

  Common Stock - During July, 1996, in connection with its organization, the Company issued 2,000,000 shares of its previously authorized, but unissued common stock. Total proceeds from the sale of stock amounted to $10,000 (or $.005 per share).

  Preferred Stock - The Company has authorized 500,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at July 17, 1996.

NOTE 3 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".
  FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At July 17, 1996 there were no material deferred tax assets or liabilities, current or deferred tax expense, or net operating loss carryforwards.

NOTE 4 - RELATED PARTY TRANSACTIONS

  Management Compensation - The Company has not paid any compensation to its officers and directors.

            HEALTH BUILDERS INTERNATIONAL, INC.
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS

NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

  Office Space - The Company has not had a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his home as a mailing address, as needed, at no expense to the Company.

NOTE 5 - DEVELOPMENT STAGE COMPANY

  The Company was formed with a very specific business plan. However, the possibility exists that the Company could expend virtually all of its working capital in a relatively short time period and may not be successful in establishing on-going profitable operations.

NOTE 6 - SUBSEQUENT EVENTS

  Proposed Public Offering of Common Stock - The Company is proposing to make a public offering of 500,000 shares of its previously authorized but unissued common stock. The Company plans to file with the United States Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933. An offering price of $.20 per share has arbitrarily been determined by the Company. The offering will be managed by the Company without any underwriter. The shares will be offered and sold by an officer of the Company, who will receive no sales commissions or other compensation in connection with the offering, except for reimbursement of expenses actually incurred on behalf of the Company in connection with the offering. The Company has not incurred any stock offering costs as of July 17, 1996, but any such costs will be netted against the proceeds of the proposed public stock offering.





PAGE

[OUTSIDE BACK COVER PAGE BEGINS HERE]

No dealer, salesman or other person is authorized to give any information or to make any representations other that those contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities covered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


      TABLE OF CONTENTS                                                   Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   2

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

COMPARATIVE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

MANAGEMENT'S PLAN OF OPERATION . . . . . . . . . . . . . . . . . . . . . .  11

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .  18

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . .  19

SHARES ELIGIBLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . . . . .  20

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . See Index










                               HEALTH BUILDERS
                              INTERNATIONAL, INC.



                           250,000 to 500,000 Shares








                                 Common Stock






                                  PROSPECTUS





                                         , 1996






PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

1. Section 145 of the Delaware General Corporation Law provides that each corporation shall have the following powers:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders;

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

2. The Issuer's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Delaware General Corporation Law. The bylaws provide for indemnification in accordance with the foregoing statutory provisions.

ITEM 25.  Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

                                            Amount

SEC registration fee                     $    100.00
Blue sky fees and expenses                  1,000.00
Printing and shipping expenses                300.00
Legal fees and expenses                    10,000.00
Accounting fees and expenses                  500.00
Transfer and Miscellaneous expenses           100.00
                                         -----------
       Total                             $ 12,000.00

*  All expenses are estimated except the Commission filing fee.

ITEM 26.  Recent Sales of Unregistered Securities

In connection with the organization of the Company, its founding shareholders paid an aggregate of $10,000 cash to purchase 2,000,000 shares of Common Stock of the Company. These transactions were not registered under the Securities Act of 1933 (the "Act") in reliance on the exemption from registration in
Section 4(2) of the Act. The securities were offered and sold without any general solicitation to persons affiliated with the Issuer as founding shareholders, are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities will bear such a legend.

ITEM 27. Exhibits Index (exhibits previously filed are marked *)

SEC No.   Document                            Exhibit No.

1         Form of Dealer Agreement*               1.1

3         Articles of Incorporation*              3.1

3         By-Laws*                                3.3

4         Common Stock Specimen Certificate*      4.1

5,24      Opinion & Consent of Counsel*        5.1 & 24.1

23        Consent of Accountants                 23.1

27        Financial Data Schedule*               27.1

ITEM 28.  Undertakings

The issuer hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Include any additional or changed material information on the plan of distribution; and

(iii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Salt Lake , State of Utah, on November 4th , 1996.

HEALTH BUILDERS INTERNATIONAL, INC.

By:  /s/ L. Dee Hall

   President (Chief Executive and Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature:  /s/ L. Dee Hall

Title:  President & Director (Chief Executive and Financial Officer)

Date:  November  4th , 1996